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                                                                     Exhibit 5.1





                                   October 17, 1996


Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

Attn:  Office of Applications and Reports Services

         Re:  Guitar Center Management Company, Inc.
              REGISTRATION STATEMENT ON FORM S-1
              (FILE NO. 333-10491)

Gentlemen:

         We have acted as counsel to Guitar Center Management Company, Inc., a California corporation (the "Company"), in connection with the Company's proposed offer to exchange $100,000,000 of 11% Senior Unsecured Notes due 2006 (the "New Notes") for any and all previously issued and outstanding 11% Senior Notes due 2006 (the "Old Notes") (the "Exchange Offer").

         This opinion is being delivered in accordance with the requirements of the Securities and Exchange Commission in connection with the filing of the Registration Statement on Form S-1 (File No. 333-10491) (the "Registration Statement").

         In our capacity as counsel to the Company, we have reviewed such documents and made such inquiries as we have reasonably deemed necessary to enable us to render the opinion expressed below. In all such review, we have made certain customary assumptions such as the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the lack of any undisclosed modifications, waivers, or amendments to any documents reviewed by us and the conformity to authentic original documents of all documents submitted to us as conformed or photostatic copies. For purposes of rendering this opinion, we have investigated such questions of law as we have deemed necessary.

         On the basis of the foregoing, and in reliance thereon and subject to the assumptions, qualifications, exceptions and limitations expressed herein, we are of the opinion that when the New Notes are issued and exchanged in accordance with the terms of the Exchange Offer, the New Notes will be binding obligations

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Securities and Exchange Commission
October 17, 1996
Page 2


of the Company, except as limited by bankruptcy, insolvency, moratorium, and other similar laws and decisions affecting the rights of creditors generally.

         This opinion is limited to the present laws of the State of California and of the United States of America.

         This opinion is solely for your information in connection with the New Notes to be offered pursuant to the Exchange Offer and is not, without prior written consent of this firm, to be quoted in full or in part or otherwise referred to in any documents other than the reference to this firm in the Prospectus which is part of the Registration Statement under the caption "Legal Matters," nor to be filed with any governmental agency or other persons, other than the Securities and Exchange Commission and various state securities administrators in connection with qualification of the New Notes, to which reference and filings we hereby consent.


                             Very truly yours,

                             Buchalter, Nemer, Fields & Younger